Kapalua Coconut
Grove LLC

Financial Statements for the Years
Ended December 31, 2001, 2000 and 1999
and Independent Accountants' Report













 INDEPENDENT ACCOUNTANTS' REPORT


To the Owners of Kapalua Coconut Grove LLC:

We have audited the accompanying statement of financial position of Kapalua Coconut Grove LLC as of December 31, 2001, and the related statements of operations, changes in members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Kapalua
Coconut Grove LLC at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying statement of financial position of Kapalua Coconut Grove LLC as of December 31, 2000, and the related statements of operations, changes in members' equity, and cash flows for each of the two years in the period ended December 31, 2000 were not audited by us and, accordingly, we do not express an opinion on them.


/S/DELOITTE & TOUCHE LLP
Honolulu, Hawaii
February 12, 2002







KAPALUA COCONUT GROVE LLC

STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2001 AND 2000


ASSETS                     2001       	    2000
                                  	(Unaudited)
CASH AND CASH
 EQUIVALENTS           $1,559,250      $    24,691

ACCOUNTS RECEIVABLE   		           237,141

WORK IN PROGRESS           	        35,405,234


TOTAL                  $1,559,250      $35,667,066




LIABILITIES AND
MEMBERS' EQUITY		  2001  	     2000
					 (Unaudited)

LIABILITIES:
 Customer deposits                      $14,617,028
 Notes payable             	          3,313,865
 Accounts payable and
 accrued liabilities   $  787,113	  5,320,618
Contractors' retention
 payable		  753,243	  1,682,981

Total liabilities       1,540,356        24,934,492

MEMBERS' EQUITY            18,894  	 10,732,574

TOTAL		       $1,559,250 	$35,667,066



See notes to financial statements.







KAPALUA COCONUT GROVE LLC

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                  2001         2000        1999
                                           (Unaudited) (Unaudited)

REVENUES:
 Real estate sales           $70,250,191
 Other                            15,222    $ 237,236    $ 4,532

   Total revenues             70,265,413      237,236      4,532

COSTS AND EXPENSES:
 Cost of real estate sales    54,419,251
 Selling and marketing         1,756,750
 General and administrative      103,092      361,622    349,992

   Total costs and expenses   56,279,093      361,622    349,992

NET INCOME (LOSS)            $13,986,320    $(124,386) $(345,460)


See notes to financial statements.






KAPALUA COCONUT GROVE LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                 Kapalua     YCP Site
                                 Land Co.    29, Inc.      Total

BALANCE, JANUARY 1, 1999
  (Unaudited)    	      $ 5,026,210   $ 5,026,21  $10,052,420

 Net loss                        (172,730)    (172,730)    (345,460)

 Cash contributions               575,000      575,000    1,150,000

BALANCE, DECEMBER 31, 1999
  (Unaudited)		        5,428,480    5,428,480   10,856,960

 Net loss                         (62,193)     (62,193)    (124,386)

BALANCE, DECEMBER 31, 2000
  (Unaudited)		        5,366,287    5,366,287   10,732,574

 Net income                     6,993,160    6,993,160   13,986,320

 Cash distributions           (12,350,000) (12,350,000) (24,700,000)

BALANCE, DECEMBER 31, 2001    $     9,447  $     9,447  $    18,894


See notes to financial statements.






KAPALUA COCONUT GROVE LLC

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                    2001        2000        1999
                                            (Unaudited) (Unaudited)

OPERATING ACTIVITIES:
 Net income (loss)             $13,986,320   $(124,386)  $(345,460)
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Changes in assets and liabilities:
   Accounts receivable             237,141    (237,141)
   Work in progress             35,405,234 (23,135,748) (2,439,303)
   Customer deposits           (14,617,028) 14,617,028
   Accounts payable, accrued
    liabilities and
    retentions payable          (5,463,243)  6,133,831     830,644

     Net cash provided by
      (used in) operating
      activities                29,548,424  (2,746,416) (1,954,119)

FINANCING ACTIVITIES:
 Repayments on notes payable   (33,889,817)
 Borrowings on notes payable    30,575,952   2,747,711     566,155
 Contributions from owners                               1,150,000
 Distributions to owners       (24,700,000)

     Net cash provided by
      (used in) financing
      activities               (28,013,865)  2,747,711   1,716,155

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                1,534,559       1,295    (237,964)

CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                  24,691      23,396     261,360

CASH AND CASH EQUIVALENTS,
 END OF YEAR                    $1,559,250  $   24,691   $  23,396


See notes to financial statements.







KAPALUA COCONUT GROVE LLC

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000 (UNAUDITED) AND 1999
(UNAUDITED)


1. ORGANIZATION

   Kapalua Coconut Grove LLC ("KCG") is a Hawaii limited liability company whose members are Kapalua Land Company, Ltd., a subsidiary of Maui Land & Pineapple Company, Inc., and YCP Site 29, Inc. KCG was formed in June 1997 to own, develop, and sell luxury condominiums on the 12-acre parcel of beachfront property adjacent to the Kapalua Bay Hotel. Each member has a 50% interest in KCG. Kapalua Land Company, Ltd. previously owned the land and sold 50% of the parcel at fair market value to YCP Site 29, Inc. Each member contributed to the company its 50% interest in the land parcel for a total of $9.0 million and $1.1 million in cash.

   Neither member is personally liable for any debt, obligation or liability of KCG. The KCG operating agreement expires on December 31, 2095, unless sooner dissolved as allowed for in the agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Cash and Cash Equivalents - KCG considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

   Work in Progress - Work in progress is stated at the lower of cost or fair value, and includes all direct and indirect development costs and interest charges.

   Income Taxes - The net income of KCG for federal and state income tax purposes is reported by the members in their separate tax returns; accordingly, the KCG financial statements do not include any provision for income taxes.

   Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

3. WORK IN PROGRESS

   Work in progress as of December 31, 2000 consisted of:

    Site construction                              $22,086,000
    Land                                             9,000,000
    Project management and administration            1,997,000
    Design, engineering, and planning                1,440,000
    Financing                                          464,000
    Marketing                                          418,000

    Total                                          $35,405,000

4. NOTES PAYABLE

   The $33,000,000 revolving construction loan was collateralized by the land and improvements, and interest was at the bank's base rate. At December 31, 2000, the balance outstanding was $3,314,000, and the notes were paid in full during 2001.

5. REAL ESTATE SALES

   Presales of the 36 luxury, residential condominiums constructed on the parcel began in 1999 and construction of all units were completed during the year ended December 31, 2001. As of December 31, 2001, sales of all units have been closed, title has been delivered to the buyers, and proceeds have been received by KCG.

6. COST OF REAL ESTATE SALES

   Cost of real estate sales for the year ended December 31, 2001 includes all costs related to the project as follows:

    Site construction                               $39,447,000
    Land                                              9,000,000
    Project management and administration             2,692,000
    Design, engineering, and planning                 1,496,000
    Financing                                         1,103,000
    Marketing                                           681,000

    Total                                           $54,419,000

7. RELATED PARTY TRANSACTIONS

   Kapalua Land Company, Ltd. was the managing member of KCG and provided services at $10,000 per month from July 1997 through June 2001, which was capitalized to the project.

   Kapalua Realty Company, Ltd., an affiliate of Kapalua Land Company, Ltd., provided real estate services and was paid $1,334,000 in sales commissions for the year ended December 31, 2001. Such amounts have been included in selling and marketing expenses in the statements of operations.

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